                                                                  EXHIBIT 23.10





                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Edify Corporation:


We consent to incorporation by reference in the joint Prospectus/Proxy Statement and the Registration Statement (No. 333-82711) on Form S-4 of our report dated January 25, 1999, relating to the consolidated balance sheets of Edify Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Edify Corporation. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                          /s/ KPMG LLP



Mountain View, California
October 6, 1999